                                                                   Exhibit 10.16

                          REAL ESTATE PURCHASE CONTRACT

         This REAL ESTATE PURCHASE CONTRACT (hereinafter "Contract) made as of this 19th day of June, 2002 (the "Effective Date") by and between OLD DOMINION FREIGHT LINE, INC., A VIRGINIA CORPORATION, or its nominee (the "Buyer"), with a mailing address of 500 Old Dominion Way, Thomasville, North Carolina 27360 and ROBERT A. COX, JR., AS TRUSTEE FOR THE EARL E. CONGDON AND JOHN R. CONGDON IRREVOCABLE TRUST DATED JULY 15, 1975, (the "Seller"), with a mailing address of P.O. Box 500, Richmond, VA 23218.

                                   WITNESSETH:

         WHEREAS, Seller is the owner of real property, which parcel Seller desires to sell to Buyer and Buyer agrees to purchase from Seller, upon the terms and conditions described herein.

         NOW THEREFORE, for and in consideration of the sum of Ten and no/100 DOLLARS ($10.00), the receipt and sufficiency being hereby acknowledged, the Buyer and Seller have agreed as follows:

1. Description

         Approximately 38.43 acres of real property shown as Map 185, Block 754, Lot 1 on the Guilford County Tax Maps more fully described in that certain Lease Agreement dated July 15, 1975 between Seller as Trustee and Buyer as Tenant.

         The Property shall also include all of Seller's rights, privileges and easements appurtenant to the land and all other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the land and the improvements constructed thereon or thereunder. Seller shall convey or cause all such rights to be conveyed to Buyer at closing, free and clear of all liens and encumbrances, with the exception of the Permitted Exceptions, as defined herein.

2. Purchase Price

         a. The consideration for the Property shall be Six Million Dollars ($6,000,000.00) (the "Purchase Price").

         b. Buyer shall pay the Purchase Price to the Owner in the following manner:

         (1) Upon the execution of the Contract by both parties, Buyer shall remit $10,000.00 as an earnest money deposit (the "Deposit") on account of the Purchase Price to Keziah, Gates &

Samet, to be held in escrow in an interest bearing account by the Title company chosen by Buyer until the closing of title, at which time the "Deposit" shall be paid to the Seller.

Buyer's escrow deposit shall be promptly returned to Buyer if closing does not occur through no fault of Buyer, or if the contract contingencies or Seller's representations and warranties are not then complied with.

         (2) At Closing Buyer shall pay the balance of the Purchase Price by wire transfer or certified check, at Buyer's election.

3. Title Insurance

         Buyer shall, at Buyer's expense, promptly following execution of this contract by Seller, order a title insurance commitment (the "Commitment"), issued by a Title Insurance Company of Buyer's choice, indicating that at Closing such title insurance company will issue its Owner's Title Insurance Policy at standard rates in favor of Buyer in the amount of the Purchase Price, insuring marketable title to the Property, free and clear of all dower and similar rights and all encroachments, liens, encumbrances and restrictions, except for zoning restrictions of record which do not interfere with Buyer's intended use of the Property, taxes not yet due and payable and easements of record which do not interfere with Buyer's intended use of the Property (the "Permitted Exceptions"). Said title insurance policy shall be issued immediately upon the closing, showing good and marketable title to be in the Buyer. Buyer shall pay the premium for the title insurance policy.

         If such title insurance commitment discloses defects in title, Buyer shall notify Seller in writing of such defects in title. If Seller does not remedy such defects in title within thirty (30) days of such notice, Buyer may take one or more of the following actions:

         (a) grant Seller an additional thirty (30) days to remedy such defects;

         (b) complete the purchase and accept title as Seller is able to convey, unless such defects are delinquent real estate taxes or assessments or mortgages for an ascertainable amount placed against the Property by Seller at the time of Seller's acquisition of the Property, in which case that amount may be deducted from the Purchase Price and paid at Closing to remove such defect;

         (c) In the event Seller fails to remedy such defects after the expiration of any additional extension period pursuant to paragraph 3(a) above, declare this Contract null and void upon written notice to Seller and terminate this agreement, in which event the Deposit, shall be refunded to Buyer. Upon making such refund, this Contract shall be deemed canceled and neither party shall have any further claim against the other by reason hereof.

4. Representations of Seller

         The Seller makes the following representations:

         (a) Seller is the owner of the Property, with full power and authority to enter this Contract and sell the Property based upon the terms and conditions herein:

         (b) Seller shall convey the Property by transferable and recordable Special Warranty Deed.

         (c) Seller has received no notice of condemnation or eminent domain proceeding against the Property or any part thereof.

         (d) Seller is not a party to any litigation affecting the property or the Seller's right to sell the Property or any party thereof, and the Seller knows of no litigation or threatened litigation affecting the Property, or any part thereof.

         (e) Seller has received no notice of any violations of zoning, building, fire, safety or health codes with respect to the Property. A copy of Seller's Certificate of Occupancy or equivalent will be provided to Buyer prior to closing.

         (f) As of the Effective Date there are no existing leases encumbering the Property except the lease with Buyer under which Buyer presently occupies the Property (the "Lease"), which shall be terminated at closing, and Seller shall refrain from entering into any leases or granting any option to purchase the Property from and after the Effective Date. Seller represents that there are no options to purchase or rights of refusal held by anyone.

         (g) Seller has not entered into any other transaction for the sale or lease of the Property.

         (h) Seller has received no notice of environmental violations affecting the Property. Seller has no notice or actual knowledge that the Property is not in compliance with all applicable federal, state and local laws, administrative rulings, regulations and regulatory approvals relating to the protection of the environment.

         (i) Seller has received no notification that it is a potentially responsible party under section 107 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). Seller has not received notification from any state or local government under any similar provisions of state or local law.

         (j) Since Buyer presently occupies the Property and is aware of its condition the premises shall be delivered to Buyer "as is" at closing.

5. License to Inspect and Survey

         (a) Because Buyer has occupied the property as a Lessee since July 15, 1975 and has operated its trucking facility upon said property since that time, it is not necessary for Buyer to do the usual inspections with regard to topographical surveys, soil analysis or environmental conditions. Having full knowledge of the conditions on the property improvements thereon Buyer accepts same "as is".

         In addition, as a part of the consideration herein, Buyer agrees that it will indemnify and hold Seller harmless from any claims, demands, actions, fines, penalties or violations which may arise as the result of environmental contamination which require remediation by any municipal, county or federal agency.

         (b) Buyer at its sole cost and expense may have the Property surveyed by a licensed surveyor acceptable to Buyer. The plat of the survey shall show all recorded easements and physical encroachments and shall be certified to Buyer and its title insurance company.

6. Contingencies

         Seller's performance under this Contract is contingent upon Seller's ability to effect a tax deferred exchange in connection with the conveyance of the property upon terms and conditions which are acceptable to Seller.

7. Closing

         Closing shall take place at any time after July 1, 2002 but no later than October 1, 2002 upon Seller giving Buyer at least 5 days notice of its intention to close (the "Closing Date"), provided closing shall not take place before all the foregoing terms and conditions of this Contract have been satisfied. The Closing shall take place at a location mutually acceptable to Seller and Buyer. If the date of Closing falls on a holiday or weekend, the closing date shall fall on the next business day after the holiday or weekend day. The closing date may be extended upon agreement in writing by both parties.

8. Management Pending Closing

         Buyer, as Lessee from Seller and the sole occupant, shall comply with all of its obligations under the Lease.

         Seller agrees:

         (a) Not to enter into any new lease without Buyer's consent.

         (b) Not to enter into any contract or agreement that would encumber the Property after Closing without Buyer's consent.

         (c) To advise Buyer of any notice it receives of any action or claim that would materially and adversely affect the property.

9. Conveyance

         Seller shall convey the Property by transferable and recordable Special Warranty Deed with the Property being transferred free and clear of all liens and encumbrances, except for the Permitted Exceptions, or as agreed to by Buyer after review of the Commitment.

10. Documents to be Delivered by Seller for Closing


         Documents delivered shall include, but shall not be limited to:

         (a) Special Warranty Deed or its equivalent, executed, acknowledged and delivered by Seller to Buyer at Closing conveying title to the Property;

         (b) Any necessary documentation to permit the issuance of an owner's policy of title insurance, under the terms and conditions of this Contract;

         (c) Owner's affidavit and other documents customarily requested by the Title Company, for issuance of title insurance as provided herein.

11. Costs

         The respective parties' costs associated with this transaction shall be as follows: SELLER - Deed preparation, conveyance or transfer fees, and Seller's attorney's fees. BUYER - The cost of a survey, the cost of title search and premium for an owner's policy of title/mortgage insurance, recording fees any environmental investigations and Buyer's attorney fees.

12. Notices

         All notices related to this transaction shall be deemed to be effective when mailed, postage prepaid by United States, certified or registered mail, return receipt requested, or delivered by personal delivery, telegram or express courier service, or by telecopier to the numbers listed below:

BUYER:                                      SELLER:
Old Dominion Freight Line, Inc.             Robert A. Cox, Jr., Trustee
Attn:  Joel B. McCarty, Jr.                 Attn:  Robert A. Cox, Jr.
500 Old Dominion Way                        P.O. Box 500
Thomasville, NC 27360                       Richmond, VA 23218
Phone:  (336)822-5231                       Phone:   (804)771-9547
Fax:    (336)822-5289                       Fax:     (804)644-0957

13. Brokerage

         The parties acknowledge that no real estate agent, broker or company has been used in this transaction by either party and no party has taken any actions which would give rise to a claim for any commission. Seller shall indemnify, hold harmless and defend Buyer against any claim initiated by any broker, the Brokers, any agent or real estate company contacted by, representing or claiming to represent Seller on the Property and claiming any real estate fee arising out of, related to, or involved in this transaction. Buyer shall indemnify, hold harmless and defend Seller against any claims initiated by agent, broker or real estate company contacted by or representing Buyer for any real estate fee arising out of, or in any way related to this transaction. These reciprocal indemnities shall include the costs of discharging any lien and the cost of defending any litigation, including reasonable attorney's fees (the party to be indemnified shall have the right to choose its own counsel), and the parties agree to indemnify and hold harmless each other with respect to said claims.

14. Governing Law

         The provisions and covenants contained in this Contract shall be governed and construed under the laws of the State of North Carolina.

15. No Recording

         Neither party shall record this contract or a memorandum of this Contract, and if either party attempts to record this contract or a memorandum of this Contract, the non-recording party may terminate this Contract without further liability to the recording party.

16. Entirety of the Agreement

         This Agreement consists of these seven (7) typewritten pages. There are no other Agreements, conditions or understandings between the parties. All understandings and agreements heretofore have been merged into this Contract, which fully and completely expresses the Contract of the parties.

17. Default by Buyer

         In the event that settlement has not occurred or cannot occur by October 1, 2002 or such later closing date as agreed to by the parties in writing due to Buyer having defaulted hereunder by failing to observe or perform any of the provisions, conditions, or covenants of Buyer as set forth in the Agreement after ten (10) days prior written notice, Seller may hold and/or declare Buyer in default of this Agreement by giving written notice thereof; whereupon, the Earnest Money paid herein shall be paid to Seller at its request as liquidated damages or Seller (provided it is not in default hereunder) may sue Buyer for specific performance of this Agreement in accordance with the terms hereof but Seller may not do both.

18. Default by Seller

         In the event that Seller shall default hereunder by failing to observe or perform any of the provisions, conditions, or covenants of Seller as set forth in this Agreement after ten (10) days prior written notice, Buyer may hold and/or declare Seller in default of this Agreement by giving written notice thereof; whereupon Buyer shall have the option of either waiving said default or terminating this Agreement without further liability or obligation of either party whereupon this Agreement shall become null and void and the Earnest Money shall be paid to Buyer at its request or Buyer may sue Seller for specific performance of this Agreement in accordance with the terms hereof but Buyer may not do both.

19. Tax-Deferred Exchange

         Because Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange, provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

IN WITNESS WHEREOF, intending to be legally bound, the parties warrant that they have the authority to execute this document and legally bind their respective corporation to the terms and conditions contained herein.

(SELLER):                                     BUYER):

Robert A. Cox, Jr., as Trustee                Old Dominion Freight Line, Inc.
For the Earl E. Congdon and
John R. Congdon Irrevocable
Trust dated July 15, 1975

BY:  ROBERT A. COX JR.                        BY:     JOEL B. McCARTY, JR.
     ------------------                            ----------------------------
     Robert A. Cox, Jr.                       Name:   Joel B. McCarty, Jr.
                                              Title:  Sr. Vice President,
                                                      General Counsel/Secretary